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                                                                    Exhibit 10.2








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                        CONVERSION AND EXERCISE AGREEMENT

                                  BY AND AMONG

                                   AVAYA INC.

                                       AND

                    THE INVESTORS LISTED ON SCHEDULE 1 HERETO

                              --------------------



                                   Dated as of

                                 MARCH 10, 2002

                              --------------------









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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                    ARTICLE I

                                   Definitions

                                   ARTICLE II

              Conversion Price Adjustment; Conversion; and Exercise

SECTION 2.01.    Conversion Price Adjustment; Agreement to Convert............6
SECTION 2.02.    Agreement to Exercise........................................6
SECTION 2.03.    Closing......................................................6
SECTION 2.04.    Closing Deliveries...........................................6

                                   ARTICLE III

                  Representations and Warranties of the Company

SECTION 3.01.    Organization and Standing....................................9
SECTION 3.02.    Capital Stock................................................9
SECTION 3.03.    Authorization; Enforceability................................9
SECTION 3.04.    No Violation; Consents......................................10
SECTION 3.05.    Commission Filings; Financial Statements....................10
SECTION 3.06.    No Material Adverse Effect..................................11
SECTION 3.07.    Contract....................................................11
SECTION 3.08.    Compliance with Laws........................................11
SECTION 3.09.    Compliance with Constituent Documents.......................12
SECTION 3.10.    Opinion of Financial Advisor................................12
SECTION 3.11.    Section 355.................................................12
SECTION 3.12.    DGCL Section 203............................................12
SECTION 3.13.    Rights Agreement............................................12

                                   ARTICLE IV

                 Representations and Warranties of the Investors

SECTION 4.01.    Organization; Authorization; Enforceability.................12
SECTION 4.02.    Private Placement...........................................13
SECTION 4.03.    No Violation; Consents......................................14
SECTION 4.04.    Financing...................................................14
SECTION 4.05.    Ownership of Securities.....................................14
SECTION 4.06.    Future Acquisitions.........................................14


                                      -i-
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                                    ARTICLE V

                            Covenants of the Company

SECTION 5.01.    Conduct of Business Pending the Closing.....................15
SECTION 5.02.    Access to Books and Records.................................15
SECTION 5.03.    Compliance with Conditions; Commercially Reasonable Efforts.15
SECTION 5.04.    HSR Act Notification........................................16
SECTION 5.05.    Consents and Approvals......................................16
SECTION 5.06.    Certain Actions.............................................16
SECTION 5.07.    Listing of Shares...........................................16
SECTION 5.08.    Use of Proceeds.............................................16
SECTION 5.09.    Warburg Group Director and Observer.........................17
SECTION 5.10.    Registration Rights.........................................17
SECTION 5.11.    Rights Agreement............................................18
SECTION 5.12.    No Intended Distributions...................................18
SECTION 5.13.    Director's Insurance........................................18
SECTION 5.14.    Exemption from Liability under Section 16(b)................18
SECTION 5.15.    Relationship with Lucent....................................19

                                   ARTICLE VI

                           Covenants of the Investors

SECTION 6.01.    Compliance with Conditions; Commercially Reasonable Efforts.19
SECTION 6.02.    HSR Act Notification........................................19
SECTION 6.03.    Consents and Approvals......................................19
SECTION 6.04.    Standstill..................................................20
SECTION 6.05.    No Conversion...............................................21
SECTION 6.06.    IPO Lock-up.................................................21
SECTION 6.07.    Compliance with Section 355.................................21

                                   ARTICLE VII

                       Conditions Precedent to the Closing

SECTION 7.01.    Conditions to the Company's Obligations in
                 Respect of the Closing......................................22
SECTION 7.02.    Conditions to Each Investor's Obligations in
                 Respect of the Closing......................................22
SECTION 7.03.    Conditions to Each Party's Obligations in
                 Respect of the Closing......................................23


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                                  ARTICLE VIII

                                  Miscellaneous

SECTION 8.01.    Survival....................................................24
SECTION 8.02.    Legends.....................................................24
SECTION 8.03.    Notices.....................................................24
SECTION 8.04.    Termination.................................................25
SECTION 8.05.    GOVERNING LAW...............................................26
SECTION 8.06.    WAIVER OF JURY TRIAL........................................26
SECTION 8.07.    Attorney Fees...............................................26
SECTION 8.08.    Entire Agreement............................................26
SECTION 8.09.    Modifications and Amendments................................27
SECTION 8.10.    Waivers and Extensions......................................27
SECTION 8.11.    Titles and Headings; Rules of Construction..................27
SECTION 8.12.    Exhibits and Schedules......................................27
SECTION 8.13.    Expenses; Brokers...........................................27
SECTION 8.14.    Press Releases and Public Announcements.....................27
SECTION 8.15.    Assignment; No Third Party Beneficiaries....................28
SECTION 8.16.    Severability................................................28
SECTION 8.17.    Counterparts................................................28
SECTION 8.18.    Reimbursement of Certain Expenses...........................28
SECTION 8.19.    Original Purchase Agreement.................................29


Schedule 1       List of Investors

                                    Exhibits

Exhibit A        Form of Resolutions of Board of Directors
Exhibit B        Form of Opinion of Weil, Gotshal & Manges LLP
Exhibit C        Registration Rights Provisions


                                     -iii-
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                  CONVERSION AND EXCHANGE AGREEMENT, dated as of March 10, 2002, by and among Avaya Inc., a Delaware corporation (the "COMPANY"), and each of the investors listed on Schedule 1 hereto (individually, an "INVESTOR" and, collectively, the "INVESTORS").

                  WHEREAS, on October 2, 2000, the Company issued and sold to the Investors (a) 4,000,000 shares (the "PREFERRED SHARES") of its 6-1/2% Series B Convertible Participating Preferred Stock, par value $1.00 per share (the "SERIES B PREFERRED STOCK"), having an initial liquidation preference equal to $100 per share and (b) the Warrants (as defined herein);

                  WHEREAS, the Board of Directors (as defined herein) deems it appropriate and in the best interests of the Company to, and the Company and the Investors desire that the Company reduce the current Conversion Price (as defined in the Certificate of Designations) of the Series B Preferred Stock (the "CONVERSION PRICE ADJUSTMENT") to $11.31, so that the Preferred Shares will be convertible immediately following such reduction into an aggregate of 38,329,365 shares of Common Stock; and

                  WHEREAS, following the Conversion Price Adjustment and subject to the terms and conditions set forth herein, the Company and the Investors desire that the Investors (a) convert all of the Preferred Shares into the Conversion Shares (as defined herein) (the "CONVERSION"), and (b) exercise for cash (i) a portion of the Series A Warrants to purchase an aggregate of 159,268 Warrant Shares at $34.73 per Warrant Share and (ii) a portion of the Series B Warrants to purchase an aggregate of 127,414 Warrant Shares at $34.73 per Warrant Share (collectively, the "EXERCISE").

                  NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. As used in this Agreement, the following terms shall have the following meanings:

                  "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "APPLICABLE LAW" means (a) any United States Federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the

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Company or any of the Subsidiaries are listed or quoted, including, as of the date of this Agreement, the New York Stock Exchange Inc.

                  "BOARD OF DIRECTORS" means the board of directors of the Company.

                  "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a day when banks in The City of New York are authorized by Applicable Law to be closed.

                  "CAPITAL STOCK" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (b) with respect to any other Person, any and all partnership or other equity interests of such Person.

                  "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions thereof relating to the Series B Preferred Stock, as on file on the date hereof with the Secretary of State of the State of Delaware.

                  "COMMISSION" means the United States Securities and Exchange Commission.

                  "COMMON STOCK" means the Common Stock of the Company, par value $0.01 per share, and, unless the context otherwise requires, includes the associated Series A Junior Participating Preferred Stock purchase rights issuable in respect of such shares pursuant to the Rights Agreement.

                  "CONTRACT" means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, or other agreement (whether written or oral) or instrument.

                  "CONVERSION SHARES" means the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock in accordance with the terms of the Certificate of Designations, following the Conversion Price Adjustment.

                  "DGCL" means the General Corporation Law of the State of Delaware, as from time to time amended.

                  "DISTRIBUTION" means the distribution by Lucent to its stockholders of Common Stock on September 30, 2000, and the related Contribution, as defined in the Distribution Agreement.

                  "DISTRIBUTION AGREEMENT" means the Contribution and Distribution Agreement, by and between the Company and Lucent, dated as of September 30, 2000.

                  "EQUITY ISSUANCES" means any sales of Common Stock by the Company effected in conjunction with the transactions contemplated by this Agreement and the Stock Purchase Agreement.


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                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as from time to time amended, and the rules and regulations of the Commission promulgated thereunder.

                  "EXERCISE PRICE" (a) with respect to the Series A Warrants, has the meaning set forth in Section 2(A) of the Series A Warrants, and (b) with respect to the Series B Warrants, has the meaning set forth in Section 2(A) of the Series B Warrants.

                  "GAAP" means United States generally accepted accounting principles, consistently applied.

                  "GOVERNMENTAL AUTHORITY" means (a) any foreign, Federal, state or local court or governmental or regulatory agency or authority, (b) any arbitration board, tribunal or mediator and (c) any national stock exchange or Commission recognized trading market on which securities issued by the Company or any of the Subsidiaries are listed or quoted.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations and any similar state acts.

                  "LIEN" means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.

                  "LUCENT" means Lucent Technologies Inc., a Delaware corporation.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
(a) the business, condition (financial or otherwise), operations, performance or properties of the Company and the Subsidiaries, taken as a whole, or (b) the ability of the Company to timely perform any of its obligations under this Agreement.

                  "ORIGINAL PURCHASE AGREEMENT" means the Preferred Stock and Warrant Purchase Agreement, dated as of August 8, 2000, by and among the Company and the Investors, as amended by Amendment No. 1 thereto, dated as of September 29, 2000.

                  "PERMITTED TRANSFEREE" means, with respect to any Investor or any Permitted Transferee of any Investor, any member of the Warburg Group, Warburg or any subsidiary of Warburg (but excluding any portfolio company of any member of the Warburg Group); provided, however, that each Permitted Transferee must agree in writing to be bound by the terms of this Agreement to the same extent, and in the same manner, as the transferring Investor prior to the transfer of any Preferred Shares, Warrants or Common Stock to such Permitted Transferee; and PROVIDED FURTHER, HOWEVER, that the transfer of Preferred Shares, Warrants or Common Stock to such Permitted Transferee is in compliance with all applicable securities laws.

                  "PERSON" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

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                  "PRIVATE LETTER RULING" means the private letter ruling, dated
August 3, 2000, from the Internal Revenue Service that the Distribution qualifies as a tax-free distribution under Section 355.

                  A "QUALIFYING OWNERSHIP INTEREST" shall be deemed to exist at any time the Investors and the Permitted Transferees beneficially own in the aggregate at least 26 million shares of Common Stock (as such number is adjusted to reflect any stock split, stock dividend, combination or similar transaction).

                  "REPRESENTATIVES" means, collectively, with respect to any Person, such Person's directors, partners, officers, employees, financial advisors, lenders, accountants, attorneys, agents, equity investors, controlled Affiliates and controlling persons of such Person or its controlled Affiliates.

                  "RIGHTS AGREEMENT" means the Rights Agreement dated as of September 29, 2000 between the Company and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to such Rights Agreement dated as of February 28, 2002.

                  "SECTION 355" means Section 355 of the Internal Revenue Code of 1986, as amended.

                  "SECURITIES ACT" means the Securities Act of 1933, as from time to time amended, and the rules and regulations of the Commission promulgated thereunder.

                  "SERIES A WARRANTS" means the four-year warrants to purchase 6,883,933 shares of Common Stock issued pursuant to the Original Purchase Agreement.

                  "SERIES B PREFERRED STOCK" has the meaning set forth in the recitals to this Agreement, and has the designations, powers, preferences and rights, and qualifications, limitations and restrictions thereof set forth in the Certificate of Designations.

                  "SERIES B WARRANTS" means the five-year warrants to purchase 5,507,146 shares of Common Stock issued pursuant to the Original Purchase Agreement.

                  "STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of the date of this Agreement, by and among the Company and the Investors.

                  "SUBSIDIARY" means, with respect to any Person (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

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                  "SUBSIDIARY" means a subsidiary of the Company.

                  "TRANSACTIONS" means the transactions contemplated by this Agreement, including without limitation the Conversion Price Adjustment, the Conversion and the Exercise.

                  "WARBURG" means the general partner of Warburg, Pincus Equity Partners, L.P.

                  "WARBURG GROUP" means, collectively, any investment fund that is an Affiliate of Warburg.

                  "WARRANTS" means the Series A Warrants and the Series B Warrants.

                  "WARRANT SHARES" means the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the applicable Warrants and with the terms of this Agreement.

                  SECTION 1.02. As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:


                  TERM                                     SECTION
                  ----                                     -------
                  Claim                                    8.18(a)
                  Closing                                  2.03(a)
                  Closing Date                             2.03(a)
                  Company                                  Preamble
                  Company Commission Filings               3.05(a)
                  Conversion                               Recitals
                  Conversion Price                         Recitals
                  Conversion Price Adjustment              Recitals
                  Damages                                  8.18(a)
                  Exercise                                 Recitals
                  Indemnified Party                        8.18(a)
                  Investor; Investors                      Preamble
                  Material Contract                        3.07
                  Notices                                  8.03
                  Preferred Shares                         Recitals
                  Registrable Securities                   5.10
                  Registration Rights Provisions           5.10
                  Registration Statement                   5.10
                  Warburg Group Director                   5.09(a)
                  Warburg Group Observer                   5.09(b)

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                                   ARTICLE II

              CONVERSION PRICE ADJUSTMENT; CONVERSION; AND EXERCISE

                  SECTION 2.01. CONVERSION PRICE ADJUSTMENT; AGREEMENT TO CONVERT. (a) Pursuant to Section 7(c)(ix) of the Certificate of Designations and a resolution of the Board of Directors adopted on the date hereof (substantially in the form attached hereto as Exhibit A) and in accordance with the terms of
Section 7 of the Certification of Designations, the Board of Directors has reduced the Conversion Price of the Preferred Shares to $11.31 so that, as of the date hereof, the Preferred Shares are convertible into an aggregate of 38,329,365 Conversion Shares. The Conversion Price, and the number of Conversion Shares into which the Preferred Shares are convertible, shall continue to be further adjusted if, as and when required by Section 7(c) of the Certificate of Designations.

                  (b) At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, each Investor, severally and not jointly, shall convert all of the Preferred Shares owned by it into that number of shares of Common Stock indicated in Schedule 1 hereto (subject to further adjustment if, as and when required by Section 7(c) of the Certificate of Designations), and the Company shall issue such number of shares of Common Stock upon such conversion to each such Investor. The Company shall not be required to deliver any Conversion Shares under this Section 2.01(b) to any Investor unless the conditions set forth in Article VII to the delivery of Conversion Shares to all Investors shall have been satisfied or waived.

                  SECTION 2.02. AGREEMENT TO EXERCISE At the Closing, and upon the terms and subject to the conditions set forth in this Agreement, each Investor, severally and not jointly, shall exercise for cash that portion of the Warrants owned by it to purchase that number of shares of Common Stock indicated in Schedule 1 hereto (subject to further adjustment if, as and when required by Section 13 of the Warrants), and the Company shall issue such number of shares of Common Stock upon such exercise to each such Investor. No Investor shall be required to exercise any Warrants under this Section 2.02 unless the conditions set forth in Article VII to the exercise by the Investors of the Warrants shall have been satisfied or waived.

                  SECTION 2.03. CLOSING. The Conversion and Exercise shall occur as soon as practicable, but in any event within three business days following the satisfaction of the conditions to the Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at such Closing), or at such other time and date as the parties hereto shall agree in writing (consummation of the Conversion and the Exercise is referred to as the "CLOSING" and such date and time is referred to as the "CLOSING DATE"), at the offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 or at such other place as the parties hereto shall agree in writing.

                  SECTION 2.04. CLOSING DELIVERIES. At the Closing, the Preferred Shares shall be converted into Conversion Shares in accordance with the terms of Section

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7 of the Certificate of Designations, and a portion of the
Warrants shall be exercised for Warrant Shares in accordance with the terms of Sections 3(A)(i) and 4 of the Warrants. At the Closing:

                  (a) Each Investor shall deliver to the Company:

                  (i) the officer's certificate of such Investor contemplated by
         Section 7.01(c);

                  (ii) the certificate or certificates representing the Preferred Shares to be converted in the Conversion by such Investor pursuant to Section 2.01, together with a duly executed notice of election to convert specifying the number of Preferred Shares to be converted. Unless the Conversion Shares issuable upon conversion are to be issued in the same name as the name in which such Preferred Shares are registered, each Preferred Share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(b)(vi) of the Certificate of Designations;

                  (iii) the portion of the Warrants to be exercised by such Investor pursuant to Section 2.02, together with a duly executed notice of exercise specifying the number of Warrant Shares for which such portion of the Warrants are being exercised for in accordance with
         Section 3(A) of the Warrants. Unless the Warrant Shares issuable upon exercise are to be issued in the same name as the name in which that Warrant a portion of which is being exercised is registered, each Warrant being partially exercised shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with
         Section 7 of the Warrants; and

                  (iv) an amount equal to the aggregate Exercise Price of that portion of the Warrants being exercised by such Investor pursuant to
         Section 2.02 via wire transfer of immediately available funds to such bank account as the Company shall designate not later than two Business Days prior to the Closing Date.

                  (b) The Company shall deliver to each Investor:

                  (i) an opinion of Weil, Gotshal & Manges LLP, dated the Closing Date, in the form attached hereto as Exhibit B;

                  (ii) the officer's certificate of the Company contemplated by
         Section 7.02(d);

                  (iii) a certificate or certificates for the whole number of shares of Common Stock issuable to such Investor upon the conversion of the Preferred

         Shares (as set forth in Schedule 1) pursuant to Section 2.01, which shall be in definitive form and registered in the name of such Investor or its nominee or designee and in such denominations as such Investor shall request not later than two Business Days prior to the Closing Date, and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vii) of the Certificate of Designations;

                  (iv) a certificate or certificates representing the Warrant Shares for which a portion of Warrants have been exercised by such Investor pursuant to Section 2.02, which shall be in definitive form and registered in the name of such Investor or its nominee or designee and in such denominations as such Investor shall request not later than two Business Days prior to the Closing Date; and

                  (v) certificates representing that portion of the Warrants not exercised by such Investor pursuant to Section 2.02, which shall be in definitive form and registered in the name of such Investor or its nominee or designee and in such denominations as such Investor shall request not later than two Business Days prior to the Closing Date.

                  (c) Each of the Conversion and the Exercise shall be deemed to have been effected immediately prior to the close of business on the Closing Date. As of the Closing,

                  (i) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such Conversion or Exercise shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time;

                  (ii) the Preferred Shares so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such Preferred Shares surrendered for conversion shall immediately terminate except the right to receive the Conversion Shares and other amounts payable pursuant to this Section 2.03(c) and Section 7 of the Certificate of Designations; and

                  (iii) all Conversion Shares and Warrant Shares shall, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than Liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith), and shall not have been issued in violation of any Applicable Law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to each Investor on the date hereof and on and as of the Closing Date as follows:

                  SECTION 3.01. ORGANIZATION AND STANDING. (a) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company has provided to the Investors true and correct copies of the Company's certificate of incorporation and by-laws as amended through the date of this Agreement.

                  (b) Each direct and indirect material Subsidiary is duly incorporated, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own its properties and assets and to carry on its business as it is currently conducted and each such material Subsidiary is qualified to transact business, and in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.02 CAPITAL STOCK. (a) The authorized Capital Stock of the Company consists solely of (i) 1,500,000,000 shares of Common Stock, of which, as of the date hereof, 287,679,085 shares were issued and outstanding, and (ii) 200,000,000 shares of preferred stock, par value $1.00 per share, of which 15,000,000 shares have been designated as Series A Junior Participating Preferred Stock and 4,000,000 shares have been designated as Series B Preferred Stock. As of the date hereof, no shares of Series A Junior Participating Preferred Stock, and 4,000,000 shares of Series B Preferred Stock, are issued or outstanding. Each share of Capital Stock of the Company that is issued and outstanding is duly authorized and validly issued and fully paid and nonassessable, and the issuance thereof was not subject to any preemptive rights or made in violation of any Applicable Law.

                  (b) Except pursuant to, or as addressed in, the Original Purchase Agreement, the Stock Purchase Agreement, or this Agreement, there are
(i) as of the date hereof, no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company (other than pursuant to employee benefit plans or the Company's Liquid Yield Option(TM) Notes, due 2021), and (ii) no restrictions upon, or Contracts or understandings of the Company with respect to, the voting or transfer of any shares of Capital Stock of the Company.

                  SECTION 3.03. AUTHORIZATION; ENFORCEABILITY. The Company has the power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all action necessary to authorize the execution, delivery and performance by it of this Agreement and to consummate the Transactions. No other corporate proceeding on the part of the Company or any of its stockholders is necessary for such authorization, execution and delivery of this Agreement or for the consummation of the Transactions under any provision of the certificate of incorporation or bylaws or other governing documents of the Company or under any Applicable Law. The Company has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  SECTION 3.04. NO VIOLATION; CONSENTS. (a) Subject to the governmental filings and other matters referred to in Section 3.04(b), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract, or (B) result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of the Company or any Subsidiary. The Company has provided to the Investors true and complete copies of all correspondence with the New York Stock Exchange Inc. relating to the Transactions.

                  (b) Except for (i) the filings by the Company, if any, required by the HSR Act and the expiration or termination of the applicable waiting period with respect thereto, (ii) applicable filings, if any, with the Commission pursuant to the Exchange Act, or with the New York Stock Exchange in connection with the listing of the Conversion Shares and the Warrant Shares,
(iii) filings under state securities or "blue sky" laws, and (iv) such customary items as may be required in connection with the registration of securities for public offer and sale pursuant to the Registration Rights Provisions, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company or any Subsidiary for the execution, delivery and performance of this Agreement or the consummation of the Transactions, except where the failure to obtain such consents, authorizations or orders, or to make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.05. COMMISSION FILINGS; FINANCIAL STATEMENTS. (a) The Company has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since September 30, 2000 (those filings that have been made prior to the date hereof, collectively, the "COMPANY COMMISSION FILINGS"). The Company Commission Filings (i) as of their respective dates, were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

                  (b) Each of the historical financial statements of the Company and its Subsidiaries (including, in each case, any related notes or schedules) contained in the Company Commission Filings was prepared in accordance with GAAP (except in the case of unaudited quarterly financial statements as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the results of operations, cash flows and changes in invested equity of the Company and its consolidated subsidiaries for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

                  SECTION 3.06. NO MATERIAL ADVERSE EFFECT. Since December 31, 2001, except as specifically contemplated or permitted by this Agreement, the Stock Purchase Agreement or as set forth in the Company Commission Filings, there has not been any Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, excluding to the extent such effect results from (i) changes in general economic conditions, (ii) changes in the industry of providing communications systems and software for enterprises, including businesses, government agencies and other organizations, and (iii) accounting charges resulting from the execution of this Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated hereby and thereby, except, in the cases of clauses (i) and (ii) for such changes as have a materially disproportionate effect on the Company.

                  SECTION 3.07. CONTRACTS; DEBT INSTRUMENTS. Except as set forth on Schedule 3.07 or in the Company Commission Filings, neither the Company nor any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission). Each contract, arrangement, commitment or understanding of the type described in this Section 3.07, is referred to herein as a "MATERIAL CONTRACT." Each Material Contract is valid and binding on the Company or a Subsidiary, as applicable, and in full force and effect, and the Company and any Subsidiary that is a party thereto have in all material respects performed all obligations required to be performed by them to the date hereof under each Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or any other loan or credit agreement, note, bond, mortgage or indenture to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.08. COMPLIANCE WITH LAWS. The Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.09. COMPLIANCE WITH CONSTITUENT DOCUMENTS. None of the Company or any material Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under the respective articles or certificate of incorporation, bylaws or similar organizational instruments of such entities.

                  SECTION 3.10. OPINION OF FINANCIAL ADVISOR. Bear, Stearns & Co. Inc. has delivered to the Board of Directors its written opinion that, as of the date hereof, the Transactions and the transactions contemplated by the Stock Purchase Agreement are fair from a financial point of view to the Company.

                  SECTION 3.11. SECTION 355. Neither the execution and delivery of this Agreement or the Stock Purchase Agreement, nor the consummation of the transactions contemplated hereby or thereby or the Equity Issuances are reasonably likely to have the effect of causing (a) the Distribution to be taxable in any respect to Lucent or its stockholders, or (b) the Private Letter Ruling to be inapplicable in any respect.

                  SECTION 3.12. DGCL SECTION 203. The Company has taken all necessary actions such that the provisions of DGCL Section 203 do not and will not apply to this Agreement or the Stock Purchase Agreement or to any of the transactions contemplated hereby or thereby.

                  SECTION 3.13. RIGHTS AGREEMENT. The entering into of this Agreement or the Stock Purchase Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the rights to separate from the shares of Common Stock to which they are attached or to become triggered or exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Rights Agreement) has occurred as a result of entering into this Agreement or the Stock Purchase Agreement, or will occur as a result of the consummation of the transactions contemplated hereby or thereby.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

                  Each Investor severally as to itself only, and not jointly, hereby represents and warrants to the Company on the date hereof and as of the Closing Date, as follows:

                  SECTION 4.01. ORGANIZATION; AUTHORIZATION; ENFORCEABILITY. Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Such Investor has the power to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and to consummate the Transactions. No other proceedings on the part of such Investor are necessary for such authorization, execution, delivery and consummation. Such Investor has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

                  SECTION 4.02. PRIVATE PLACEMENT. (a) Such Investor understands that the offering and sale of the Warrant Shares by the Company upon exercise of the Warrants is intended to be exempt from registration under the Securities Act pursuant to Section 4(2), or, to the extent applicable 3(a)(9), thereof.

                  (b) Such Investor (i) is a "qualified institutional buyer", as such term is defined in Rule 144A under the Securities Act or (ii) is an institutional "accredited investor", as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

                  (c) Such Investor is acquiring the Conversion Shares and the Warrant Shares for its own account (or for accounts over which it exercises investment authority), for investment and not with a view to the resale or distribution thereof in violation of any securities law.

                  (d) Such Investor understands that the Conversion Shares and the Warrant Shares will be issued in Transactions exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

                  (e) Such Investor (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Conversion Shares and the Warrant Shares and that it has requested from the Company, (ii) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access, and (iii) can bear the economic risk of (A) an investment in the Conversion Shares and the Warrant Shares indefinitely and (B) a total loss in respect of such investment, has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Conversion Shares and the Warrant Shares and to protect its own interest in connection with such investment. Such Investor has made the decision to make such investment based on its review of all information it deems relevant and has not relied on any advice, recommendation or information provided by the Company's financial advisor.

                  SECTION 4.03. NO VIOLATION; CONSENTS. (a) Subject to the governmental filings and other matters referred to in Section 4.03(b), the execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the Transactions do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to timely perform its obligations under this Agreement. The execution, delivery and performance by such Investor of this Agreement and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Investor is party or by which such Investor is bound or to which any of its assets is subject, or
(B) result in the creation or imposition of any Lien upon any of the assets of such Investor, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to timely perform its obligations under this Agreement; and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws or other governing documents of such Investor.

                  (b) Except for (i) the filings by such Investor, if any, required by the HSR Act and the expiration or termination of the applicable waiting period with respect thereto and (ii) applicable filings, if any, with the Commission pursuant to the Exchange Act, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Investor for the execution, delivery and performance of this Agreement or the consummation of any of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to timely perform its obligations under this Agreement.

                  SECTION 4.04. FINANCING. Such Investor has on call and will have on the Closing Date available funds to consummate the Exercise on the Closing Date.

                  SECTION 4.05. OWNERSHIP OF SECURITIES. Such Investor does not own, directly or indirectly, or have any option or right to acquire, any securities of the Company other than (a) the Preferred Shares and the Warrants issued to it pursuant to the Original Purchase Agreement, (b) shares of Common Stock issuable upon conversion or exercise of such securities, (c) an aggregate of 50,000 additional shares of Common Stock owned by the Warburg Group, (d) the Conversion Shares issuable following execution of this Agreement and effectuation of the Conversion Price Adjustment, (e) the Warrant Shares for which the Warrants are being exercised by it hereunder, (f) any options to purchase Common Stock issued to any Warburg Group Director (as such term is defined in Section 5.09(a) of the Original Purchase Agreement) and (g) pursuant to the Stock Purchase Agreement.

                  SECTION 4.06. FUTURE ACQUISITIONS. Such Investor has no present plan or intention to acquire, directly or indirectly, 50% or more of the total voting power or total fair market value (as such terms are interpreted for purposes of Section 355) of all shares of outstanding Capital Stock of the Company.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

                  SECTION 5.01. CONDUCT OF BUSINESS PENDING THE CLOSING. The Company agrees that, between the date of this Agreement and the Closing Date (or earlier termination of this Agreement), except as specifically permitted or contemplated by any other provision of this Agreement, unless the Investors shall otherwise agree in writing, the business of the Company and the Subsidiaries shall be conducted in the ordinary course of business. Except as specifically permitted or contemplated by any other provision of this Agreement, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Investors: (a) amend or otherwise change its certificate of incorporation, by-laws or the Certificate of Designations or rescind the Conversion Price Adjustment; (b) except as may be required by the Rights Agreement, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by wholly-owned Subsidiaries to the Company or to other wholly-owned Subsidiaries); (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (d) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in
Article VII not being satisfied; or (e) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

                  SECTION 5.02. ACCESS TO BOOKS AND RECORDS. The Company shall afford to each of the Investors and the Investors' accountants, counsel and representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 8.04) to all properties, books, Contracts, commitments and records of the Company and, during such period, shall, upon request, furnish promptly to each of the Investors all other information concerning the Company or the Subsidiaries as the Investors may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.02 shall affect any representation or warranty of the Company or the conditions to the obligations of the Investors. All requests pursuant to this Section 5.02 shall be made to the persons designated from time to time by the Company for this purpose.

                  SECTION 5.03. COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS. The Company shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Company and the Investors to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Conversion Price Adjustment, the Conversion, and the Exercise in accordance with the terms of this Agreement.

                  SECTION 5.04. HSR ACT NOTIFICATION. To the extent required by the HSR Act, the Company shall (a) use all commercially reasonable efforts to file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement (and, in any event, within two Business Days of such execution and delivery), with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the Transactions and (b) use all commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning the Transactions, in each case so that the waiting period applicable to this Agreement and the Transactions under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. The Company agrees to request, and to cooperate with the Investors in requesting, early termination of any applicable waiting period under the HSR Act.

                  SECTION 5.05. CONSENTS AND APPROVALS. The Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities (other than as expressly set forth in Section 5.04 regarding the HSR Act) and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions and (b) shall diligently assist and cooperate with the Investors in preparing and filing all documents required to be submitted by the Investors to any Governmental Authority in connection with the Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Investors all information concerning the Company and its Subsidiaries that counsel to the Investors reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                  SECTION 5.06. CERTAIN ACTIONS. As soon as practicable following execution of this Agreement, and in any event prior to the Closing Date, the Company shall take such actions as may be required under the Certificate of Designations to effect the Conversion Price Adjustment. The Investors hereby waive any notice required under the Certificate of Designations with respect to the Conversion Price Adjustment.

                  SECTION 5.07. LISTING OF SHARES. The Company shall use all commercially reasonable efforts to cause the Conversion Shares and the Warrant Shares to be listed or otherwise eligible for trading on the New York Stock Exchange prior to the Closing Date.

                  SECTION 5.08. USE OF PROCEEDS. The Company shall use the proceeds from the Exercise for general corporate purposes, including repayment of bank debt.

                  SECTION 5.09. WARBURG GROUP DIRECTOR AND OBSERVER. (a) The Warburg Group shall be entitled to designate for election to the Board of Directors one person reasonably acceptable to the Board of Directors (the "WARBURG GROUP DIRECTOR") for so long as the Investors and the Permitted Transferees own a Qualifying Ownership Interest.

                  (b) In addition, during such time as the Warburg Group shall have the right to designate for nomination a Warburg Group Director, the Company shall permit an authorized representative of Warburg reasonably acceptable to the Board of Directors (the "WARBURG GROUP OBSERVER") to attend all meetings of the Board of Directors (but not (i) meetings of any committees of the Board of Directors or (ii) executive sessions of the Board of Directors) as an observer, without authority to vote. The Company and the Investors agree that the initial Warburg Group Observer shall be Dr. Henry Kressel.

                  (c) Immediately following the Closing, the initial Warburg Group Director shall be appointed to the Board of Directors to a class of directors whose term expires not earlier than 2003. If a vacancy shall exist in the office of a Warburg Group Director, the Warburg Group shall be entitled to designate a successor and the Board of Directors shall elect such successor and, in connection with the meeting of shareholders of the Company next following such election, nominate such successor for election as director by the shareholders and use its commercially reasonable efforts to cause the successor to be elected. Each Investor agrees that Warburg shall identify the individuals proposed to serve as Warburg Group Director and Warburg Group Observer, and that the Company shall be entitled to rely solely and exclusively on information provided by Warburg in connection with the exercise of the Investors' rights pursuant to this Section 5.09.

                  (d) At any time the Investors and the Permitted Transferees cease to have the right to appoint a Warburg Group Director, any Warburg Group Director shall resign promptly and the Warburg Group Observer shall no longer be permitted to attend meetings of the Board of Directors.

                  (e) Any Warburg Group Director shall be entitled to such compensation as is customarily paid by the Company to the Company's outside directors. The compensation and expenses of any Warburg Group Observer shall be solely the responsibility of the Investors.

                  SECTION 5.10. REGISTRATION RIGHTS. The Company shall use all commercially reasonable efforts to file a registration statement covering, or cause an existing effective registration statement to cover (such new or amended registration statement, the "REGISTRATION STATEMENT"), the Registrable Securities on behalf of the Investors and any Permitted Transferees with the Commission as soon as reasonably practicable after the date hereof, but in no event later than May 31, 2002. The expenses of the preparation and filing of such Registration Statement shall be borne by the Company. Upon filing the Registration Statement, the Company will use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the Commission and to keep the Registration Statement effective with the

Commission so long as any Registrable Securities remain outstanding. Provisions relating to the registration rights set forth in this Section 5.10 are included in Exhibit C hereto (the "REGISTRATION RIGHTS PROVISIONS"). "REGISTRABLE SECURITIES" means the Conversion Shares and the Warrant Shares, and any securities that may be issued in respect thereof. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities as soon as they (a) have been sold or otherwise disposed of pursuant to the Registration Statement or any other registration statement that was filed with the Commission and declared effective under the Securities Act, (b) are eligible for sale pursuant to Rule 144 without being subject to the volume and manner of sale limitations thereunder, (c) have been otherwise sold, transferred or disposed of by an Investor to any Person that is not a Permitted Transferee, or (d) have ceased to be outstanding. All communications with the Company by the Investors and the Permitted Transferees with respect to the registration rights granted pursuant to this Section 5.10 shall be made by and through Warburg.

                  SECTION 5.11. RIGHTS AGREEMENT. The Company shall cooperate with the Investors to segregate the Warrant Shares and the Conversion Shares from any other shares of Common Stock beneficially owned by the Warburg Group, and shall take all actions as may be necessary to ensure that the Conversion Shares and the Warrant Shares continue to be deemed to be not beneficially owned by the Investors for purposes of the Rights Agreement.

                  SECTION 5.12. NO INTENDED DISTRIBUTIONS. The Company has no present plan or intention to make any distribution to its stockholders in cash or property within the meaning of Section 1.305-3(b)(4) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended. As of the date hereof, the Company is prohibited from paying cash dividends pursuant to the Company' existing credit facility.

                  SECTION 5.13. DIRECTOR'S INSURANCE. The individual that has previously served as the Warburg Group Director (as such term is defined in Section 5.09(a) of the Original Purchase Agreement) is covered by the Company's current director's and officer's liability insurance policy. Such liability insurance policy provides coverage (subject to the terms and limits thereof and exclusions thereunder) on a "claims made" basis through September 30, 2002. Upon and following the expiration or termination of such policy, each individual that has served as the Warburg Group Director will be covered by any director's and officer's liability insurance policy maintained by the Company to the same extent as any other director of the Company serving on the Board of Directors at the same time as such individual.

                  SECTION 5.14. EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Prior to the Closing Date, the Board of Directors, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution providing that the receipt by the Investors and by any individual who is serving as or who has served as the Warburg Group Director who has any beneficial ownership in any Investor, of Common Stock pursuant to this Agreement or the Stock Purchase Agreement, are approved by the Board of Directors or by such committee thereof (for purposes of Rule 16b-3), and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act (to the extent such Section 16(b) may be applicable), such that any such receipt shall be so exempt.

                  SECTION 5.15. RELATIONSHIP WITH LUCENT. Prior to the Closing Date, the Company shall take all actions required to be taken by it under the Distribution Agreement, relating to the issuance of the Conversion Shares and the Warrant Shares and other actions (including the consummation of the transactions contemplated by the Stock Purchase Agreement) insofar as they relate to the preservation of the tax-free status of the Distribution to Lucent and its stockholders. Prior to the Closing, the Company shall obtain the opinion of counsel contemplated by Section 10.3(a)(ii)(2) of the Distribution Agreement, and provide to the Investors a copy thereof.

                                   ARTICLE VI

                           COVENANTS OF THE INVESTORS

                  SECTION 6.01. COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS. Each Investor will use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Company and the Investors to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Investor will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions to such Investor in accordance with the terms of this Agreement.

                  SECTION 6.02. HSR ACT NOTIFICATION. To the extent required by the HSR Act, each Investor shall, (a) use all commercially reasonable efforts to file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement (and, in any event, within two Business Days of such execution and delivery), with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, all reports and other documents required to be filed by it under the HSR Act concerning the Transactions and (b) use all commercially reasonable efforts to promptly comply with or cause to be complied with any requests by the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information concerning the Transactions, in each case, so that the waiting period applicable to this Agreement and the Transactions under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Investor agrees to request, and to cooperate with the Company in requesting, early termination of any applicable waiting period under the HSR Act.

                  SECTION 6.03. CONSENTS AND APPROVALS. Each Investor (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities (other than as expressly set forth in Section 6.02 regarding the HSR Act) and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with the Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning such Investor that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                  SECTION 6.04. STANDSTILL. (a) Effective as of the Closing Date, other than as contemplated by the Stock Purchase Agreement, each Investor agrees that, prior to August 8, 2005, it will not and will not permit any member of the Warburg Group or any other controlled Affiliate to, in any manner, whether publicly or otherwise, directly or indirectly, without the prior written consent of the Company, (i) acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, beneficial ownership of any voting securities or assets of the Company or any Subsidiary, (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination or similar transaction or change of control involving the Company or any Subsidiary, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company or any Subsidiary, (iv) call, or seek to call, a meeting of the Company's stockholders or initiate any stockholder proposal for action by stockholders of the Company,
(v) bring any action or otherwise act to contest the validity of this Section
6.04 or seek a release of the restrictions contained herein, (vi) form, join or in any way participate in a "group" (within the meaning of Sections 13(d)(3) of the Exchange Act) with respect to any securities of the Company or any Subsidiary, (vii) other than any seat on the Board of Directors expressly granted to the Warburg Group in Section 5.09, seek representation on the Board of Directors, the removal of any directors from the Board of Directors of the Company or a change in the size or composition of the Board of Directors of the Company (including, without limitation, voting for any directors not nominated by the Board of Directors), (viii) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase or sale of any securities or assets of the Company or any Subsidiary, (ix) disclose any intention, plan or arrangement inconsistent with the foregoing, (x) take, or solicit, propose to or agree with any other Person to take, any similar actions designed to influence the management or control of the Company or (xi) advise, assist or encourage any other persons in connection with any of the foregoing.

                  (b) Nothing in this Section 6.04 shall (i) limit any action taken by a Warburg Group Director in his or her capacity as a member of the Board of Directors, (ii) prohibit or restrict any Investor, any member of the Warburg Group or any other controlled Affiliate of any Investor from responding to any inquiries from any stockholders of the Company as to such Person's intention with respect to the voting of shares of Common Stock or any other voting securities of the Company beneficially owned by such Investor, any member of the Warburg Group or any other controlled Affiliate of any Investor so long as such response is consistent with the terms of this Agreement, (iii) prohibit or restrict a purchase, sale, merger, consolidation or other business combination transaction involving any portfolio company of any Investor, any member of the Warburg Group or any controlled Affiliate of any Investor so long as the purpose of such transaction is not the acquisition of voting securities or assets of the Company or any Subsidiary, (iv) prohibit the ownership, purchase or other acquisition of beneficial ownership of (A) any of the Conversion Shares or the Warrant Shares, or (B) any other securities in an amount that, when taken together with the number of shares of Common Stock beneficially owned by the Investors, the Warburg Group and the Investors' controlled Affiliates would not exceed 19.5% of the then outstanding Common Stock, (v) prohibit or restrict any agreement, arrangement, understanding, negotiation, discussion, disclosure or other action exclusively involving Warburg, its controlled Affiliates (other than any portfolio companies), the Investors, any member of the Warburg Group, and any employee, officer or director thereof, (vi) prohibit any notice to limited partners of a Warburg Group member in respect of a proposed distribution of securities of the Company to such limited partners, (vii) prohibit or restrain any sale or other disposition by the Investors or any Permitted Transferees of any securities owned by them, including any discussions or negotiations concerning such sale or disposition between Warburg, any of its affiliates, the Investors, any member of the Warburg Group, and any employee, officer or director thereof, on the one hand and any Person or group on the other hand or (viii) prohibit or restrain any discussions or negotiations between Warburg and the Company that was initiated or invited by the Company (until the Company requests termination thereof), or the effectuation of any transaction resulting from such discussions or negotiations (unless the Company had previously requested termination of such discussions or negotiations).

                  SECTION 6.05. NO CONVERSION . The Investors agree that after such time as the Conversion Price Adjustment is effective, and except as contemplated by Article II, unless and until this Agreement in terminated in accordance with Section 8.04, the Investors shall not convert any Preferred Shares pursuant to the terms of Section 7 of the Certificate of Designations.

                  SECTION 6.06. IPO LOCK-UP. In connection with any initial public offering of the Common Stock, so long as (a) the Investors beneficially own in the aggregate at least 5% of the Common Stock (calculated in accordance with Rule 13d-3 under the Exchange Act), (b) the Investors are requested by the managing underwriter of such initial public offering and (c) each other director who beneficially owns Common Stock enters into a "lock-up" agreement of at least 90 days, each Investor agrees to enter into a similar "lock-up" agreement with the underwriters of such offering containing customary terms and conditions and restricting sales of Common Stock and other securities convertible into or exercisable for Common Stock and certain other transactions having an equivalent economic effect for a period of up to 90 days following the date of such offering.

                  SECTION 6.07. COMPLIANCE WITH SECTION 355. No Investor shall take any action (other than as contemplated hereunder or pursuant to the Original Purchase Agreement or the Stock Purchase Agreement) or omit to take any action reasonably available to it and not materially burdensome to it (it being understood that no Investor shall be required to divest any of its holdings) that could reasonably be expected to materially contribute to a determination that the Distribution would result in the recognition of gain to Lucent or the Company by virtue of the Distribution failing to qualify under Section 355.

                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE CLOSING

                  SECTION 7.01. CONDITIONS TO THE COMPANY'S OBLIGATIONS IN RESPECT OF THE CLOSING. The obligations of the Company to effect the Conversion and the Exercise and deliver the Conversion Shares and the Warrant Shares hereunder shall be subject, at the election of the Company, to the satisfaction or waiver, on the Closing Date, of the following conditions:

                  (a) The representations and warranties of each Investor contained in this Agreement shall have been true and correct when made and, in addition, shall be repeated and true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  (b) Each Investor shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Investor on the Closing Date prior to the Closing.

                  (c) Each Investor shall have delivered to the Company a certificate executed by it or on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraphs (a) and (b) of this Section 7.01 has been satisfied.

                  SECTION 7.02. CONDITIONS TO EACH INVESTOR'S OBLIGATIONS IN RESPECT OF THE CLOSING. The obligations of each Investor to effect the Conversion and Exercise hereunder shall be subject to the satisfaction or waiver, on the Closing Date, of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct when made and
(ii) shall be (A) in the case of representations and warranties that are qualified as to materiality or Material Adverse Effect, true and correct and (B) in all other cases, true and correct in all material respects, in the case of clauses (A) and (B), as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  (b) The Company shall have performed in all material respects all of its obligations, agreements and covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date prior to the Closing.

                  (c) The Company shall have taken such actions as may be necessary or appropriate to effect the Conversion Price Adjustment.

                  (d) The Company shall have delivered to the Investors a certificate executed by it or on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraphs (a) through (c) of this Section 7.02 has been satisfied.

                  (e) The Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

                  (f) The Investors shall have received the opinion of counsel to the Company, dated the Closing Date, and addressed to the Investors, substantially in the form attached hereto as Exhibit B.

                  (g) The Company shall have obtained and provided to the Investors a copy of the opinion contemplated by Section 5.15.

                  SECTION 7.03. CONDITIONS TO EACH PARTY'S OBLIGATIONS IN RESPECT OF THE CLOSING. The respective obligations of the Company and each Investor hereunder required to be performed at the Closing shall be subject, to the satisfaction or waiver, at the Closing Date, of the following additional conditions:

                  (a) Any waiting period under the HSR Act applicable to either the Conversion or the Exercise shall have expired or been terminated.

                  (b) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making any of the Transactions or the ownership by any Investor (other than as a result of such Investor not being a U.S. person) of the Conversion Shares or the Warrant Shares illegal or shall otherwise prohibit the consummation of the Transactions.

                  (c) There has not occurred any revocation or material modification of the Private Letter Ruling.

                  (d) There shall not be pending any suit, action, arbitration or proceeding (i) challenging or seeking to restrain or prohibit the Closing or any of the Transactions, (ii) seeking to prohibit or limit the ownership by any Investor or any of its Affiliates of any Common Stock, or to compel any Investor or any if its Affiliates to dispose of any Common Stock, (iii) seeking to impose limitations on the ability of the Investor to acquire or hold, or exercise full rights of ownership of, the Common Stock, including the right to vote the Common Stock on all matters properly presented to the stockholders of the Company, or
(iv) relating to the relationship, or any proposed or pending transactions, between the Company and any Investor.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. SURVIVAL. Only those representations, warranties, agreements and covenants of the parties contained in Sections 2.01 and 2.02, and Articles V, Article VI and Article VIII and requiring performance after the Closing Date shall survive the Closing Date. All other representations, warranties, agreements and covenants of the parties shall not survive the Closing Date.

                  SECTION 8.02. LEGENDS. (a) So long as applicable, each certificate representing any portion of the Conversion Shares or the Warrant Shares shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AND DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THOSE LAWS.

                  (b) The legend referred to in paragraph (b) of Section 8.02 of the Original Purchase Agreement shall be removed from the Warrants held by any of the Investors or their Permitted Transferees at or as soon as practicable following the Closing Date.

                  SECTION 8.03. NOTICES. All notices, demands, requests, consents, approvals or other communications (collectively, "NOTICES") required or permitted to be given hereunder, or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service.

                  To the Company:

                           Avaya Inc.
                           211 Mount Airy Road
                           Basking Ridge, New Jersey  07920
                           Attn: Garry K. McGuire
                           Telephone: (908) 953-6000
                           Fax: (908) 953-9875

                  with copies to:

                           Avaya Inc.
                           211 Mount Airy Road
                           Basking Ridge, New Jersey  07920
                           Attn:  Pamela F. Craven
                           Telephone: (908) 953-6000
                           Fax: (908) 953-5462

                  and

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attn: Akiko Mikumo
                                 Malcolm Landau
                           Telephone: (212) 310-8000
                           Fax: (212) 310-8007

                  To the Investors:

                  To the address specified on Schedule 1 hereto, with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Attn: Andrew R. Brownstein
                                 David M. Silk
                           Telephone: (212) 403-1000
                           Fax: (212) 403-2000

                  SECTION 8.04. TERMINATION. (a) This Agreement may be terminated: (i) at any time prior to the Closing by mutual written agreement of the Company and the Investors, (ii) if the Closing shall not have occurred on or prior to April 30, 2002, by either the Company or the Investors, at any time after April 30, 2002, provided that the right to terminate this Agreement under this Section 8.04(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur on or before such date, or (iii) if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, by either the Company or the Investors, provided that the right to terminate this Agreement pursuant to this Section 8.04(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of, or resulted in, such final order, decree or ruling.

                  (b) In the event of termination of this Agreement, written notice thereof shall be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of this Section 8.04, and Sections 8.03, 8.05, 8.06, 8.07, 8.08, 8.13, 8.14, 8.15 and 8.18, which shall survive such termination) shall become null and void. The parties agree that following any termination of this Agreement pursuant to this Section 8.04, the conversion price of the Preferred Shares shall automatically be adjusted to that level that the conversion price would have been had this Agreement never been entered into.

                  SECTION 8.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  SECTION 8.06. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 8.06.

                  SECTION 8.07. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

                  SECTION 8.08. ENTIRE AGREEMENT. This Agreement (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

                  SECTION 8.09. MODIFICATIONS AND AMENDMENTS. No amendment, modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

                  SECTION 8.10. WAIVERS AND EXTENSIONS. Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

                  SECTION 8.11. TITLES AND HEADINGS; RULES OF CONSTRUCTION. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. Unless the context otherwise requires:

                  (a) a term has the meaning assigned to it;

                  (b) "or" is not exclusive;

                  (c) "including" means including without limitation; and

                  (d) words in the singular include the plural and words in the plural include the singular.

                  SECTION 8.12. EXHIBITS AND SCHEDULES. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

                  SECTION 8.13. EXPENSES; BROKERS. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Other than the use of Bear, Stearns & Co. Inc. by the Company, each of the parties represents to the others that neither it nor any of its Affiliates has used a broker or other intermediary in connection with the Transactions for whose fees or expenses any other party will be liable. Each party agrees to indemnify and hold the other parties to this Agreement harmless from and against any and all claims, liabilities or obligations with respect to any such fees or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

                  SECTION 8.14. PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. All public announcements or public disclosures relating to the Transactions shall be made only if mutually agreed upon by the Company and the Investors, except to the extent such disclosure is, in the opinion of counsel, required by law or by stock exchange regulation, provided that (a) any such required disclosure shall only be made, to the extent consistent with law and stock exchange regulation, after consultation with the Investors, (b) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any Investor without such Investor's prior consent, and (c) the Company hereby consents to the publication by Warburg, on one occasion following the Transactions but in as many periodicals as Warburg may elect, of a customary "tombstone" advertisement announcing the Transactions.

                  SECTION 8.15. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Investors, and may not be assigned or delegated by any Investor without the Company's prior written consent, except that without such consent, prior to the Closing Date, this Agreement may be assigned or delegated, in whole or in part, by any Investor (or by any assignee referred to in this provision) to any Permitted Transferee. Except as set forth above, any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the Investors, shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than as expressly set forth in this Section 8.15.

                  SECTION 8.16. SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

                  SECTION 8.17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  SECTION 8.18. REIMBURSEMENT OF CERTAIN EXPENSES. The Company agrees to reimburse the Investors for the reasonable attorney's fees and expenses incurred by the Investors or any of their Affiliates in excess of an aggregate of $200,000 in connection with any claim, suit, arbitration or proceeding ("CLAIM") brought or asserted by any third party (whether filed in the name of a stockholder of the Company or other third party or derivatively in the name of the Company, and including any Claim in which the Investors or any of their Affiliates is made a witness by subpoena or otherwise) challenging, or otherwise arising out of or relating to, the Transactions or the transactions contemplated by the Stock Purchase Agreement whether or not the Investors or any of their Affiliates are made party to such claim, suit, arbitration or proceeding; PROVIDED that the Investors shall notify the Company promptly upon becoming aware of, keep the Company reasonably apprised of all material developments relating to, and cooperate reasonably with the Company in connection with the defense or any proposed settlement of, any such Claim; and PROVIDED, FURTHER, that unless in the reasonable judgment of the Investors there exists an actual or potential conflict of interest between the Investors and any of their Affiliates, this Section 8.18 shall apply only to one counsel in each applicable jurisdiction (if more than one jurisdiction is involved). This Section 8.18 shall not apply to any expenses incurred in connection with any Claim brought or asserted by any Person in such Person's capacity as a limited partner or other investor in any investment fund controlled or managed by the Warburg Group.

                  SECTION 8.19. ORIGINAL PURCHASE AGREEMENT. Effective as of the Closing Date, Sections 5.09, 5.10, 5.11, 6.04, 6.05, 6.07 and 6.08 shall be terminated and shall be without further force or effect, with the other provisions of the Original Purchase Agreement to survive in accordance with their terms. This provision shall be without force or effect if this Agreement is terminated pursuant Section 8.04.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       AVAYA INC.


                                       by: /s/ Garry K. McGuire
                                         ---------------------------------------
                                       Name:  Garry K. McGuire
                                       Title: Chief Financial Officer


                                       WARBURG, PINCUS NETHERLANDS EQUITY
                                       PARTNERS I, C.V.

                                       by: WARBURG, PINCUS & CO.,
                                           its General Partner

                                       by: /s/ Scott Arenare
                                          --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner

                                       WARBURG, PINCUS NETHERLANDS EQUITY
                                       PARTNERS II, C.V.

                                       by: WARBURG, PINCUS & CO.,
                                           its General Partner

                                       by: /s/ Scott Arenare
                                          --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner

                                       WARBURG, PINCUS NETHERLANDS EQUITY
                                       PARTNERS III, C.V.

                                       by: WARBURG, PINCUS & CO.,
                                           its General Partner

                                       by: /s/ Scott Arenare
                                          --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner

                                       WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                       by: WARBURG, PINCUS & CO.,
                                           its General Partner

                                       by: /s/ Scott Arenare
                                          --------------------------------------
                                       Name:  Scott A. Arenare
                                       Title: Partner

                                                                      Schedule 1

                                    INVESTORS
                                    ---------

WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.

Number of Series B Preferred Shares owned:  120,000 shares

Number of Conversion Shares to be Issued Upon Conversion of Series B Preferred
Shares: 1,149,881 shares

Number of Warrant Shares for which Series A Warrants are to be exercised: 4,778 shares

Number of Warrant Shares for which Series B Warrants are to be exercised: 3,822 shares

Address for Notice:

Warburg, Pincus & Co.
466 Lexington Avenue
New York, NY  10017-3147
Telephone:  (212) 878-0638
Fax:  (212) 878-6139


WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.

Number of Series B Preferred Shares owned:  80,000 shares

Number of Conversion Shares to be Issued Upon Conversion of Series B Preferred
Shares: 766,587 shares

Number of Warrant Shares for which Series A Warrants are to be exercised: 3,186 shares

Number of Warrant Shares for which Series B Warrants are to be exercised: 2,557 shares

Address for Notice:

Warburg, Pincus & Co.
466 Lexington Avenue
New York, NY  10017-3147
Telephone:  (212) 878-0638
Fax:  (212) 878-6139


WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.

Number of Series B Preferred Shares owned:  20,000 shares

Number of Conversion Shares to be Issued Upon Conversion of Series B Preferred
Shares: 191,647 shares

Number of Warrant Shares for which Series A Warrants are to be exercised: 796 shares

Number of Warrant Shares for which Series B Warrants are to be exercised: 637 shares

Address for Notice:

Warburg, Pincus & Co.
466 Lexington Avenue
New York, NY  10017-3147
Telephone:  (212) 878-0638
Fax:  (212) 878-6139


WARBURG, PINCUS EQUITY PARTNERS, L.P.

Number of Series B Preferred Shares owned:  3,780,000 shares

Number of Conversion Shares to be Issued Upon Conversion of Series B Preferred
Shares: 36,221,250 shares

Number of Warrant Shares for which Series A Warrants are to be exercised:
150,508 shares

Number of Warrant Shares for which Series B Warrants are to be exercised:
120,407 shares

Address for Notice:

Warburg, Pincus & Co.
466 Lexington Avenue
New York, NY  10017-3147
Telephone: (212) 878-0638
Fax: (212) 878-6139

                                                                       EXHIBIT B

                  FORM OF OPINION OF WEIL, GOTSHAL & MANGES LLP
                  ---------------------------------------------

                  1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

                  2. The Conversion Agreement has been duly authorized, executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating or affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). With respect to the foregoing opinion, (i) insofar as provisions contained in the Registration Rights Provisions provide for indemnification, the enforceability thereof may be limited by public policy considerations, (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction and (iii) we express no opinion as to the enforceability of
Section 5.09 of the Purchase Agreement. For purposes of this paragraph 2, it may be assumed that the contract law of the State of Delaware is identical to that of the of the State of New York.

                  3. The Conversion Shares and the Warrant Shares have been duly and validly authorized, and, when issued and delivered to and paid for by the Investors pursuant to the Conversion Agreement, will be validly issued, fully paid, and nonassessable.
























                                      B-1
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                                                                       EXHIBIT C

                         REGISTRATION RIGHTS PROVISIONS
                         ------------------------------

                  1. SUSPENSION OF REGISTRATION STATEMENT. Anything in this Agreement to the contrary notwithstanding, it is understood and agreed that the Company shall not be required to keep any shelf registration effective or useable for offers and sales of the Registrable Securities, file a post effective amendment to a shelf registration statement or prospectus supplement or to supplement or amend any registration statement, if (A) the Registration Statement, any prospectus or prospectus supplement constituting a part thereof, or any document incorporated by reference in any of the foregoing contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they are made; (B) the Company is in possession of material information that it deems advisable not to disclose in a Registration Statement; (C) the Company has determined to proceed with a public offering of its equity securities and, in the judgment of the managing underwriter thereof or the Company (if such offering is not underwritten), sales under the Registration Statement would have a material adverse effect on such offering; or (D) the Company is engaged in any program for the purchase of shares of its own Common Stock, unless such repurchase program and the requested sale may proceed concurrently pursuant to an exemption under the Commission's Regulation M or any other applicable exemption (it being understood that, to the extent consistent with any such program, the Company will use commercially reasonable efforts to make an exemption available to the beneficiaries of these registration rights (the "BENEFICIARIES") or to otherwise open up a sufficient window period under Regulation M to enable the Beneficiary to obtain the liquidity it desires hereunder). The Company shall provide notice of any such suspension to the Warburg Group Director, or if there is then no Warburg Group Director, to Warburg and each Beneficiary in accordance with Section 8.03 of this Agreement. Upon receipt by a Beneficiary of notice of an event of the kind described in this Section 1, such Beneficiary shall forthwith discontinue such Beneficiary's disposition of Registrable Securities until the Company has provided notice that such disposition may continue and of any supplemented or amended prospectus indicated in such notice. The Company agrees that any period in which sales, transfers or dispositions must be discontinued as a result of a given occurrence of a circumstance referred to in the preceding sentence shall not exceed 60 days, and shall not exceed 120 days in the aggregate over any 12-month period.

                  2. INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless each Beneficiary, its officers and directors, and each person, if any, who controls such Beneficiary, within the meaning of either
Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by such Beneficiary, any of its officers or directors or any such controlling person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished by such Beneficiary or the plan of distribution furnished in writing to the Company by or on behalf of such Beneficiary expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any prospectus shall not inure to the benefit of such Beneficiary if a copy of the most current prospectus at the time of the delivery of the securities was made available to such Beneficiary but was not provided by the Beneficiary or any Underwriter to the buyer of such securities and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability. The Company also agrees to indemnify any Underwriters of any Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of Beneficiary provided in this Section 2. As used throughout this Exhibit, "UNDERWRITER" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

                  3. INDEMNIFICATION BY EACH BENEFICIARY. Each Beneficiary agrees, severally and not jointly, to indemnify and hold harmless the Company, its officers and directors, and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Beneficiary, but only with reference to information furnished by such Beneficiary or the plan of distribution furnished in writing by or on behalf of such Beneficiary expressly for use in the Registration Statement or any prospectus relating to the Registrable Securities, or any amendment or supplement thereto or any preliminary prospectus. Each Beneficiary also agrees, severally and not jointly, to indemnify and hold harmless any Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 3. Notwithstanding anything to the contrary contained in this Exhibit, the obligations of any Beneficiary pursuant to this Section 3 shall not exceed the amount of proceeds received by such Beneficiary for the relevant Registrable Securities.

                  4. CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to
Section 2 or 3 of this Exhibit, such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel (which counsel shall be reasonably accountable to the Indemnifying Party), but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying

Party and the Indemnified Party shall have mutually agreed in writing to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and, in the written opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings involving one or more Indemnified Parties in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel required under the circumstances) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are submitted in writing for payment. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties or, if the Indemnified Parties are exclusively Beneficiaries, by Warburg. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

                  5. CONTRIBUTION. If the indemnification provided for in this
Exhibit is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (a) in such proportion as is appropriate to reflect the relative benefits received by the Company, Beneficiary and the Underwriters from the offering of the securities, or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company, such Beneficiary and the Underwriters in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, such Beneficiary and the Underwriters shall be deemed to be in the same respective proportions as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of the Company and such Beneficiary and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of the Company, such Beneficiary and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  The Company and each Beneficiary agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and each Beneficiary shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by such Beneficiary exceeds the amount of any damages which such Beneficiary has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  6. SURVIVAL. The indemnity and contribution agreements contained in this Exhibit shall remain operative and in full force and effect regardless of (a) any termination of this Agreement or any underwriting agreement, (b) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Company and (c) the consummation of the sale or successive resales of the Registrable Securities.

                  7. REGISTRATION EXPENSES. In connection with the Registrable Securities, the Company shall pay the following reasonable expenses incurred in connection with such registration: (a) registration and filing fees with the Commission, (b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (c) printing expenses, (d) fees and expenses incurred in connection with the listing of the Registrable Securities on the stock exchanges, if any, on which the applicable class of Registrable Securities is then listed or, if such class of Registrable Securities is not then listed, on the principal national stock exchange on which the Common Stock is then listed, (e) fees and expenses of counsel and independent certified public accountants for the Company (including the expenses of any comfort letters reasonably required by any Underwriters), (f) the fees and expenses of any additional experts retained by the Company in connection with such registration and (g) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. Each Beneficiary shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities by it and any out-of-pocket expenses of such Beneficiary, including its counsel fees, accountant fees and expenses. The Company shall pay internal Company expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).